EXHIBIT 99.1

                    PRESS RELEASE OF ALPENA BANCSHARES, INC.


                             Alpena Bancshares, Inc.
                               100 S. Second Ave.
                                Alpena, MI 49707
                                 (989) 356-9041


                                                           FOR IMMEDIATE RELEASE
March 24, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             Alpena Bancshares, Inc.
             (989) 356-9041


     Alpena Bancshares, Inc. Receives Regulatory and Stockholder Approval to
               Complete Second Step Conversion and Stock Offering

Alpena, Michigan - Alpena Bancshares, Inc. (the "Company"), the holding company for First Federal of Northern Michigan, has received final regulatory approval to consummate the second-step mutual-to-stock conversion of Alpena Bancshares, M.H.C., in which shares of common stock representing Alpena Bancshares, M.H.C.'s ownership interest in the Company will be sold to investors. After consummation of the conversion and stock offering, Alpena Bancshares, M.H.C. will cease to exist and the Company will be succeeded by First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation and new holding company for First Federal of Northern Michigan. As a result, First Federal of Northern Michigan Bancorp, Inc. will become wholly owned by public stockholders. The transactions are expected to be consummated upon the close of business on April 1, 2005.

The plan of conversion and reorganization of Alpena Bancshares, M.H.C. and the issuance and contribution of cash and common stock to First Federal Community Foundation, a charitable foundation established by the Company, were approved by the stockholders of the Company and the members of Alpena Bancshares, M.H.C. on March 23, 2005.

First Federal of Northern Michigan Bancorp, Inc. has accepted orders to purchase 1,701,202 shares of common stock at a purchase price of $10.00 per share. As a part of the conversion, public stockholders of the Company as of the consummation date will receive 1.8491 shares of First Federal of Northern Michigan Bancorp, Inc. common stock in exchange for each of their existing shares of Company common stock. Cash will be issued in lieu of any fractional shares. The share exchange will occur on April 1, 2005.


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After the consummation of the offering, the existing publicly traded shares of the Company will cease trading. First Federal of Northern Michigan Bancorp, Inc.'s common stock will trade on the Nasdaq National Market under the symbol "FFNM."


This press release contains forward-looking statements about the total shares outstanding following the completion of the transactions and the anticipated consummation date. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, delays in completing the transaction and changes in the securities markets.


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